Exhibit 99.1

CYS Investments, Inc. Announces Third Quarter 2014 Financial Results

For Immediate Release
NEW YORK, NY – October 20, 2014 – CYS Investments, Inc. (NYSE: CYS) (“CYS”, "we", "our", or the “Company”) today announced financial results for the quarter ended September 30, 2014.

Third Quarter 2014 Summary Results

•	September 30, 2014 book value per common share of $10.14, after declaring a $0.30 dividend per common share on September 9, 2014.

•	September 30, 2014 leverage ratio of 6.63 to 1.

•	GAAP net income available to common shareholders of $19.8 million, or $0.12 per diluted common share.

•	Core earnings plus drop income of $49.7 million ($32.5 million core earnings and $17.2 million drop income), or $0.31 per diluted common share ($0.20 core earnings and $0.11 drop income).

•	Operating expenses of 1.25% of average stockholders' equity.

•	Interest rate spread net of hedge including drop income of 1.60%.

•	Weighted average amortized cost of Agency RMBS and U.S. Treasuries of $103.63.

•	Constant Prepayment Rate of 9.3% for the quarter.

Market Commentary

In the third quarter of 2014, the 10-year U.S. Treasuries rate fell 4 basis points ("bps"), following a 19 bps decline in the second quarter. The yield on 10-year U.S. Treasuries ended the third quarter of 2014 at 2.49%, or 224 bps above the Federal Funds Target Rate ("Fed Funds Rate"). Notwithstanding what appeared to be a stable interest rate environment, Agency RMBS prices cheapened in September, as the market continued to react to speculation and the prospect of rising short-term interest rates. Despite signs of a weakening global economy, strength in U.S. payrolls continue to support the Fed’s guidance that the Federal Reserve Open Market Committee ("FOMC") may begin to slowly raise short-term rates sometime in 2015. However, the very slow rate of growth in wages will likely temper the Fed’s path of rate rises. The Fed calls this “Policy Normalization” and it is likely to happen very slowly. However, the global bond markets are expressing a different consensus: given the economic deceleration in Europe, Asia, and the emerging markets, an economic slowdown has become more probable in the U.S., and therefore longer-term bond yields should be much closer to government bond yields in other developed markets such as Germany and Japan. As a result, global demand for U.S. government bonds and Agency RMBS has been strong. Additionally, the tight lending rules created by the Dodd-Frank legislation have greatly diminished the supply of Agency RMBS. Because of growing global demand and diminished supply, Agency RMBS performed well relative to other bond sectors in the third quarter of 2014.

As we entered the fourth quarter of 2014, U.S. interest rates fell across the U.S. Treasury yield curve upon the reporting of the minutes from the September FOMC meeting, indicating that the timing and velocity of increasing the Fed Funds Rate and tighter monetary policy remain data dependent amid strong concerns about the sluggish world economy and strength of the dollar. In addition, while U.S. unemployment claims are dropping, FOMC members judged that there remained significant underutilization of domestic labor resources.  This news brought on declines in interest rates and sent Agency RMBS prices higher.  Although the Fed has indicated that it will end Agency RMBS purchases in October 2014, because the Fed will continue to purchase Agency RMBS with the principal and interest payments it receives from the Agency RMBS it holds in its portfolio, we expect strong demand for Agency RMBS to continue, and that this will encourage low mortgage rates. In the beginning of the fourth quarter of 2014, rates on U.S. Treasuries have declined while mortgage rates have lagged this drop.

In the third quarter of 2014, we endeavored to increase our earnings power while reducing our interest rate risk. On the asset side, we added approximately $1.5 billion of 30-year Agency RMBS and $0.3 billion of 15-year Agency RMBS, and sold approximately $1.5 billion of U.S. Treasuries. On the hedge side, we added to and lengthened our hedging position by adding a 7-year $400 million notional amount interest rate swap cancelable in July 2015. The combination of replacing U.S. Treasuries with higher-yielding Agency RMBS and adding to our hedge position should help improve our earnings power while reducing our interest rate risk.

The forward settling to-be-announced ("TBA") market in the Agency RMBS sector continued to offer good opportunities. At September 30, 2014, approximately 14.7% of our Investments in securities, at fair value, or approximately $2.1 billion, was deployed in TBA transactions. This compared to 17.1%, or approximately $2.4 billion, at June 30, 2014. Year to date, we have been active in the TBA market due to favorable financing terms and positive dollar roll gains.

We believe that regulatory and macroeconomic factors, and specifically the interest rate environment, should limit prepayments on our existing Agency RMBS and the supply of new ones; therefore, our recent Agency RMBS purchases should perform well and help us improve our earnings power. As the Fed continues to taper its asset purchases and ends its purchasing program altogether, we anticipate buying opportunities will present themselves in the coming quarters. We believe that we have significant liquidity and access to capital to take advantage of these opportunities when they arise.

Leverage & Liquidity

The Company's leverage increased modestly during the third quarter of 2014, as the Company added to its borrowings in order to fund its recent purchases of Agency RMBS, ending the third quarter of 2014 with a leverage ratio of 6.63 to 1, compared to 6.35 to 1 at June 30, 2014.
At September 30, 2014, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.4 billion, or 72.1% of stockholders' equity, compared to $1.5 billion, or 76.4% of stockholders' equity, at June 30, 2014.

Portfolio
The Company increased its Agency RMBS portfolio to $13.9 billion at September 30, 2014, from $12.2 billion at June 30, 2014, adding approximately $1.5 billion and $0.3 billion to the portion of the Agency RMBS portfolio backed by 30-year and 15-year mortgages, respectively. During the third quarter of 2014 the Company sold approximately $1.5 billion of U.S. Treasuries. These investing activities pushed the aggregate portfolio value to $14.5 billion at September 30, 2014, compared to $14.2 billion at June 30, 2014. The following tables detail the Company's Agency RMBS and U.S. Treasuries ("Debt Securities") portfolio at September 30, 2014 and June 30, 2014.

	September 30, 2014		June 30, 2014
	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total
15 Year Fixed Rate	$6.7	46%	$6.4	45%
20 Year Fixed Rate	0.1	1%	0.1	1%
30 Year Fixed Rate	5.2	36%	3.7	26%
Hybrid ARMs	1.9	13%	2.0	14%
U.S. Treasury Securities	0.6	4%	2.0	14%
Total	$14.5	100%	$14.2	100%
The Company’s September 30, 2014 Debt Securities are summarized below:

	Face Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15 Year Fixed Rate	$6,422,985	$6,670,579	$102.89	$103.85	2.20%	3.17%	8.5%
20 Year Fixed Rate	71,568	78,005	102.98	108.99	1.34%	4.50%	15.4%
30 Year Fixed Rate	4,987,788	5,267,793	105.13	105.61	2.97%	4.02%	5.9%
Hybrid ARMs (3)	1,857,254	1,901,530	103.48	102.38	1.94%	2.57%	15.5%
U.S. Treasury Securities	560,000	556,150	99.33	99.31	1.77%	1.63%	NA
Total	$13,899,595	$14,474,057	$103.63	$104.13	2.42%	3.34%	9.2%
__________

(1) This is a forward yield and is calculated based on the cost basis of the security at September 30, 2014.
(2) Constant prepayment rate ("CPR") is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior 3-month prepayment rate for those bonds held at September 30, 2014. Securities with no prepayment history are excluded from this calculation.

(3) The weighted-average months to reset of our Hybrid Adjustable Rate Mortgages ("Hybrid ARM") portfolio was 59.8 at September 30, 2014. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset annually.

Our duration gap widened very slightly to 1.16 at September 30, 2014 versus 1.06 at June 30, 2014. As of October 17, 2014, our duration gap has narrowed somewhat due to the fall in interest rates in October 2014.

Third Quarter 2014 Results

The Company’s book value per common share on September 30, 2014 was $10.14, compared to $10.31 at June 30, 2014. The decrease in book value was due principally to a decline in prices of Agency RMBS during the quarter ended September 30, 2014.
The Company had net income available to common shareholders of $19.8 million during the third quarter of 2014, or $0.12 per diluted common share, compared to net income of $153.2 million, or $0.95 per diluted common share, in the second quarter of 2014. The decrease in net income was largely attributable to a swing in net unrealized loss to $(112.1) million in the third quarter of 2014 from a net unrealized gain of $157.5 million in the second quarter of 2014. The net unrealized loss on investments in the third quarter of 2014 is due principally to a decline in Agency RMBS prices.
During the third quarter of 2014, the Company had core earnings plus drop income (both terms defined below) of $49.7 million, or $0.31 per diluted common share, comprised of core earnings of $32.5 million, or $0.20 per diluted common share, and drop income of $17.2 million, or $0.11 per diluted common share. This compares to core earnings of $33.8 million, or $0.21 per diluted common share, and drop income of $19.4 million, or $0.12 per diluted common share, in the second quarter of 2014.

The Company's net interest income was $43.7 million in the third quarter of 2014, down approximately $1.2 million from $44.9 million in the second quarter of 2014. In the third quarter of 2014, total interest income increased approximately $5.1 million due primarily to replacing U.S. Treasuries with higher yielding 30-year Agency RMBS; however, this increase was more than offset by higher swap and cap interest expense, which rose by $6.3 million in the third quarter as a result of our adding additional longer-dated swaps in June and July 2014.

The Company’s net interest spread, net of hedge and including drop income, was 1.60% for the third quarter of 2014, compared to 1.78% for the second quarter of 2014. The overall decrease in net interest spread, net of hedge and including drop income, was primarily due to a 21% increase in average cost of funds and hedges, from 1.08% in the second quarter of 2014 to 1.31% in the third quarter, as well as a decline in the yield attributable to drop income.

The Company had a net realized gain and unrealized loss from investments of $(71.6) million for the third quarter of 2014, compared to a net realized and unrealized gain from investments of $190.6 million for the second quarter of 2014. Included in this was $19.2 million in realized dollar roll gains in the third quarter of 2014, and $28.0 million in realized dollar roll gains in the second quarter of 2014. The net loss on investments in the third quarter of 2014 was driven mostly by a drop in prices for our Agency RMBS, and the lower dollar roll gains in the third quarter were a function of a less attractive TBA market due in part to falling Agency RMBS prices.

The Company’s operating expenses remained stable in the third quarter of 2014 at $6.0 million, or 1.25% of average stockholders' equity, for the third quarter of 2014, compared to $6.0 million, or 1.26% of average stockholders' equity, for the second quarter of 2014.
During the third quarter of 2014, the average TBA balance in the portfolio was $2.2 billion, an increase of $183 million compared to the second quarter average balance of $2.0 billion, and relative to the portfolio was approximately 15% in both the third and second quarters of 2014. While the average TBA balance in the portfolio rose slightly in the third quarter of 2014, drop income fell as the TBA market was slightly less attractive due in part to falling Agency RMBS prices.

(in thousands)	Three Months Ended
Key Balance Sheet Metrics	September 30, 2014	June 30, 2014	March 31, 2014
Average settled Debt Securities (1)	$11,837,201	$11,599,873	$12,472,238
Average total Debt Securities (2)	$14,138,849	$13,711,749	$13,454,972
Average repurchase agreements (3)	$10,189,360	$9,981,049	$10,867,627
Average Debt Securities liabilities (4)	$12,491,008	$12,092,925	$11,850,361
Average stockholders' equity (5)	$1,937,700	$1,916,575	$1,861,121
Average common shares outstanding (6)	162,008	162,031	161,831
Leverage ratio (at period end) (7)	6.63:1	6.35:1	6.32:1

Key Performance Metrics*
Average yield on settled Debt Securities (8)	2.61%	2.48%	2.71%
Average yield on total Debt Securities including drop income (9)	2.67%	2.67%	2.85%
Average cost of funds(10)	0.30%	0.30%	0.35%
Average cost of funds and hedge (11)	1.31%	1.08%	1.04%
Adjusted average cost of funds and hedge (12)	1.07%	0.89%	0.96%
Interest rate spread net of hedge (13)	1.30%	1.40%	1.67%
Interest rate spread net of hedge including drop income (14)	1.60%	1.78%	1.89%
Operating expense ratio (15)	1.25%	1.26%	1.25%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities during the period.

(3)	The average repurchase agreements are calculated by averaging the month end repurchase agreements balance during the period.

(4)	The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements balance plus average unsettled Debt Securities during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)	The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balance plus payable for securities purchased minus receivable for securities sold by (ii) stockholders' equity.

(8)	The average yield on Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(9)	The average yield on total Debt Securities including drop income for the period is calculated by dividing total interest income plus drop income by average total Debt Securities.

(10)	The average cost of funds for the period is calculated by dividing repurchase agreement interest expense by average repurchase agreements for the period.

(11)	The average cost of funds and hedge for the period is calculated by dividing interest expense by average repurchase agreements.

(12)	The adjusted average cost of funds and hedge for the period is calculated by dividing interest expense by average total Debt Securities liabilities.

(13)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(14)
The interest rate spread net of hedge including drop income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including drop income.

(15)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

*	All percentages are annualized.

Financing
During the third quarter of 2014, the Company had financed its portfolio with approximately $10.2 billion of borrowings under repurchase agreements with a weighted-average interest rate of 0.30%. This compared to borrowings of $10.0 billion under repurchase agreements with a weighted-average interest rate of 0.30% during the second quarter of 2014.
During the third quarter of 2014, the Company did not experience material reductions in the availability of repurchase agreement borrowings or to haircuts on the Debt Securities that the Company uses as collateral for such borrowings. The Company has taken steps intended to minimize its counterparty risk by diversifying its borrowings across its global counterparties, and by increasing the number of counterparties from whom we may seek borrowings. The Company added two counterparties during the third quarter of 2014, and at September 30, 2014, the Company did not have borrowings under any one repurchase agreement with a counterparty that amounted to greater than 6% of our total outstanding borrowings. Since December 31, 2013, we have increased the number of our master repurchase agreements with financial institutions from 37 to 45 at September 30, 2014. Below is a summary, by region, of outstanding borrowings under repurchase agreements at September 30, 2014 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	16	$4,926,591	47.4%
Europe	11	3,456,021	33.2%
Asia	5	2,020,476	19.4%
Total	32	$10,403,088	100.0%
In addition, the Company had payables for securities purchased net of receivable for securities sold of $2.3 billion at September 30, 2014, compared to $2.5 billion of payables for securities purchased net of receivable for securities sold at June 30, 2014.

Hedging
The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with the financing of our Agency RMBS and U.S. Treasuries portfolio. As of September 30, 2014, the Company had entered into interest rate swap contracts with an aggregate notional amount of $7.7 billion, a weighted average fixed rate of 1.39%, and a weighted average expiration of 4.1 years. The receive rate on the Company's interest rate swaps is the 3-month London Interbank Offered Rate ("LIBOR"). At September 30, 2014, the Company had entered into interest rate cap contracts with a notional amount of $2.5 billion, a weighted average cap rate of 1.28%, and a weighted average expiration of 5.3 years.
In the third quarter of 2014, the Company added a 7-year $400 million notional amount swap cancelable in July 2015. We continue to seek to reduce the Company’s exposure to interest rate risk by expanding and lengthening the overall tenor of the Company’s hedge book.
The Company's interest rate swap and cap contracts outstanding at September 30, 2014 are described below (dollars in thousands):

Interest Rate Swaps	Weighted Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2017	0.94%	$3,250,000	$31,031
2018	1.16%	2,000,000	25,311
2019	1.75%	800,000	3,792
2021	2.43%	1,600,000	2,026
Total	1.39%	$7,650,000	$62,160

Interest Rate Caps	Weighted Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2019	1.34%	$800,000	$34,987
2020	1.25%	1,700,000	103,076
Total	1.28%	$2,500,000	$138,063

Drop Income
"Drop income" is a component of our net realized and unrealized gain (loss) on investments in our interim consolidated statements of operations, and is therefore excluded from core earnings. Drop income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives drop income through utilization of forward settling transactions of Agency RMBS.
The Company's drop income and average TBA market values outstanding during the third quarter and second quarter of 2014 are shown in the chart below (dollars in thousands):

	September 30, 2014	June 30, 2014	Change
Drop income	$17,164	$19,457	$(2,293)
TBAs average market value	2,207,949	2,025,327	182,622

Prepayments
The portfolio recorded $374.6 million in principal repayments and prepayments, which equated to a CPR of approximately 9.3% and net amortization of expense of $14.7 million for the third quarter of 2014. This compared to $294.7 million in principal repayments and prepayments, which equated to a CPR of approximately 7.6% and net amortization expense of $11.1 million for the second quarter of 2014. The Company believes that the increase in CPR was principally due to seasonal factors and continued low mortgage refinance rates.

Dividend
The Company declared a common dividend of $0.30 per share for the third quarter of 2014, compared to a $0.32 common dividend in the second quarter of 2014. Using the closing share price of $8.24 on September 30, 2014, the third quarter dividend equates to an annualized dividend yield of 14.6%.

Share Repurchase Program
On November 15, 2012, the Company announced that its Board of Directors had authorized the repurchase of shares of the Company’s common stock having an aggregate value of up to $250 million. Since this program was authorized, the Company repurchased approximately $115.7 million in aggregate value of its shares of common stock on the open market. On July 21, 2014, the Company announced that its Board of Directors had authorized the repurchase of shares of the Company's common stock having an aggregate value of up to $250 million, which includes the approximately $134.3 million still available for repurchase under the November 2012 authorization. In July 2014, pursuant to the program, the Company repurchased 39,800 shares of its common stock in open market transactions with a weighted-average purchase price of $8.86 per share for $353,584. Accordingly, the Company still had approximately $249.6 million available to repurchase shares of its common stock as of September 30, 2014.

Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Tuesday, October 21, 2014, to discuss its financial results for the quarter ended September 30, 2014. To participate in the call by telephone, please dial (800) 708-4539 at least 10 minutes prior to the start time and reference the conference passcode 38251627#. International callers should dial (847) 619-6396 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay will be available on Tuesday, October 21, 2014, at approximately 12:00 PM Eastern Time through Tuesday, November 4, 2014 at approximately 11:00 AM Eastern Time. To access this replay, please dial (888) 843-7419 and enter the conference ID number 38251627#. International callers should dial (630) 652-3042 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.

Additional Information
The Company will make available additional quarterly information for the benefit of its stockholders through a supplemental presentation that will be available at the Company's website, www.cysinv.com, contemporaneously with the filing of the Company's quarterly report on Form 10-Q. The presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.

About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.

Forward-Looking Statements Disclaimer
This Report contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices and supply of Agency RMBS, earnings, deployment of and access to capital, yields, investment environment, interest rates, hedges, forward settling transactions, liquidity, prepayments, and the effect of actions of the U.S. government, including the Fed, on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which have been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013*
Assets:
Investments in securities, at fair value (including pledged assets of $10,953,155, $10,373,874, $10,484,331 and $11,835,975, respectively)	$14,481,002	$14,204,107	$13,314,680	$13,865,793
Derivative assets, at fair value	203,657	165,487	261,522	295,707
Cash	10,370	16,736	13,396	4,992
Receivable for securities sold and principal repayments	214,578	74,591	3,582	429,233
Interest receivable	36,158	32,790	33,984	36,731
Other assets	688	986	334	608
Total assets	14,946,453	14,494,697	13,627,498	14,633,064
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	10,403,088	9,873,837	10,014,048	11,206,950
Derivative liabilities, at fair value	3,434	19,799	17,767	29,458
Payable for securities purchased	2,519,002	2,562,827	1,641,598	1,556,821
Payable for cash received as collateral	16,212	12,944	37,956	37,938
Distribution payable	53,008	56,256	56,258	4,410
Accrued interest payable (including accrued interest on repurchase agreements of $2,919, $3,838, $3,079 and $7,204, respectively)	28,874	20,284	14,982	24,613
Accrued expenses and other liabilities	5,109	3,034	1,616	4,218
Total liabilities	13,028,727	12,548,981	11,784,225	12,864,408
Stockholders' equity:
Preferred Stock, $25.00 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (161,995, 162,019, 162,024 and 161,650 shares issued and outstanding, respectively)	1,620	1,620	1,620	1,616
Additional paid in capital	2,049,507	2,048,619	2,047,508	2,046,530
Accumulated deficit	(399,301)	(370,423)	(471,755)	(545,390)
Total stockholders' equity	$1,917,726	$1,945,716	$1,843,273	$1,768,656
Total liabilities and stockholders' equity	$14,946,453	$14,494,697	$13,627,498	$14,633,064
Book value per common share	$10.14	$10.31	$9.68	$9.24

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands, except per share numbers)	September 30, 2014	June 30, 2014	March 31, 2014
Interest income:
Interest income from Agency RMBS	$74,052	$65,420	$80,186
Other interest income	3,080	6,558	4,181
Total interest income	77,132	71,978	84,367
Interest expense:
Repurchase agreement interest expense	7,657	7,583	9,423
Swap and cap interest expense	25,789	19,456	18,923
Total interest expense	33,446	27,039	28,346
Net interest income	43,686	44,939	56,021
Other income (loss):
Net realized gain (loss) on investments	40,470	33,118	16,670
Net unrealized gain (loss) on investments	(112,085)	157,479	89,234
Net realized gain (loss) on termination of swap and cap contracts	—	(6,004)	(9,323)
Net unrealized gain (loss) on swap and cap contracts	58,909	(65,181)	(16,240)
Other income	50	50	119
Total other income (loss)	(12,656)	119,462	80,460
Expenses:
Compensation and benefits	3,767	3,712	3,629
General, administrative and other	2,278	2,308	2,165
Total expenses	6,045	6,020	5,794
Net income (loss)	$24,985	$158,381	$130,687
Dividends on preferred stock	(5,203)	(5,203)	(5,203)
Net income (loss) available to common shares	$19,782	$153,178	$125,484
Net income (loss) per common share basic & diluted	$0.12	$0.95	$0.78

Core Earnings
"Core earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized gain (loss) on termination of swap and cap contracts and net unrealized gain (loss) on swap and cap contracts. Management uses core earnings to evaluate the effective yield of the portfolio after operating expenses. In addition, management utilizes core earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.
The primary limitation associated with core earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and swap and cap contracts. In addition, the Company's presentation of core earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, core earnings should not be considered as a substitute for the Company's GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
(In thousands)	September 30, 2014	June 30, 2014	March 31, 2014
NET INCOME (LOSS) AVAILABLE TO COMMON SHARES	$19,782	$153,178	$125,484
Net realized (gain) loss on investments	(40,470)	(33,118)	(16,670)
Net unrealized (gain) loss on investments	112,085	(157,479)	(89,234)
Net realized (gain) loss on termination of swap and cap contracts	—	6,004	9,323
Net unrealized (gain) loss on swap and cap contracts	(58,909)	65,181	16,240
Core earnings	$32,488	$33,766	$45,143